Exhibit 16.1

July 5, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the section titled “Change in Accountants” in this Amendment No. 2 to Registration Statement No. 333-211954 on Form F-1 of LINE Corporation, filed with the Securities and Exchange Commission on July 5, 2016, and have the following comments:

1.	We agree with the statements made in the last sentence of the first paragraph, the first sentence of the second paragraph and the statements made in the third and fifth paragraphs.

2.	We have no basis on which to agree or disagree with other statements contained therein.

Yours truly,

/s/ Deloitte Touche Tohmatsu LLC